Filed Pursuant to Rule 433
Dated January 3, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	January 3, 2013

Settlement Date (Original Issue Date):	January 8, 2013

Maturity Date:	January 8, 2016

Principal Amount:	US $600,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.20%

All-in Price:	99.800%

Net Proceeds to Issuer:	US $598,800,000

Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.60%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 8th day of each January, April, July and October, commencing April 8, 2013 and ending on the Maturity Date

Method of Settlement:	Depository Trust Company

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360, Modified Following Adjusted

Filed Pursuant to Rule 433
Dated January 3, 2013
Registration Statement No. 333-178262

Business Day Convention:	New York

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G6Q2

ISIN:	US36962G6Q27

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution	Commitment

Lead Managers:

Barclays Capital Inc.	$112,800,000

Citigroup Global Markets Inc.	$112,800,000

Goldman, Sachs & Co.	$112,800,000

Merrill Lynch, Pierce, Fenner & Smith	$112,800,000
Incorporated

Morgan Stanley & Co. LLC	$112,800,000

Co-Managers:

Blaylock Robert Van, LLC	$6,000,000

CastleOak Securities, L.P.	$6,000,000

Lebenthal & Co., LLC	$6,000,000

Mischler Financial Group, Inc.	$6,000,000

Samuel A. Ramirez & Company, Inc.	$6,000,000

The Williams Capital Group, L.P.	$6,000,000

Total	$600,000,000

Filed Pursuant to Rule 433
Dated January 3, 2013
Registration Statement No. 333-178262

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.